Exhibit 10.4

ASSIGNMENT OF SHARES

This Assignment of Shares (this “Agreement”) is made effective as of April 26, 2010 (the “Effective Date”), by Gerald Brock (“Assignor”) in favor of WindTamer Corporation, a corporation organized under the laws of the State of New York (the “Corporation”).

WHEREAS, Assignor is the founding shareholder of the Corporation, its largest shareholder, and currently owns 49,050,000 shares of the common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”); and

WHEREAS, Assignor has agreed to contribute 29,050,000 shares of the Common Stock owned by him to the capital of the Corporation.

NOW, THEREFORE, in consideration of the foregoing recitals and the other terms and conditions hereof:

1.           Assignor hereby irrevocably assigns and transfers to Corporation twenty nine million and fifty thousand (29,050,000) shares of Common Stock of the Corporation (collectively, the “Assigned Shares”), standing in his name on the books of the Corporation, each of which certificates Assignor is delivering to the Corporation herewith duly executed in blank, and the Corporation hereby accepts and agrees to such assignment and transfer.

2.           This Agreement and the assignment and transfer of the Assigned Shares is effective as of the Effective Date, and Assignor hereby irrevocably authorizes American Stock Transfer & Trust Company, LLC, as transfer agent for the Corporation, to transfer the Assigned Shares on the books and records of the Corporation with full power of substitution in the premises.

3.           Assignor represents and warrants to the Company that, as of the Effective Date:

i.           he is the sole, legal and beneficial owner of the Assigned Shares;

ii.          neither he nor the Assigned Shares are subject to a pending, or, to his knowledge, threatened, claim, proceeding or action; and

iii.         he has, and will convey to the Company hereunder, good and marketable title to the Assigned Shares, free and clear of any claims, liens, pledges, security interests or encumbrances, of any kind.

4.           Assignor and Corporation each agree that the assignment and transfer of the Assigned Shares shall be treated as a contribution to the capital of the Corporation for all purposes.

5.           This Agreement (i) sets forth the entire agreement between the parties hereto and supersedes all prior agreements, written or oral, concerning the subject matter herein, and there are no oral understandings, statements or stipulations bearing upon the effect of this Agreement which have not been incorporated herein; (ii) may be modified or amended only by a written instrument signed by all of the parties; (iii) shall bind and inure to the benefit of the parties and their respective heirs, successors and assigns; and (iv) may not be assigned by any party.  Any attempted assignment of this Agreement shall be null and void.

6.           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to conflicts of law principles.  With respect to any matters that may be heard before a court of competent jurisdiction, the parties consent to the jurisdiction and venue of the state and federal courts located in Monroe County, New York.

7.           This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  All such counterparts may be delivered by facsimile or other electronic means and each such electronically delivered counterpart shall be deemed an original and shall be binding upon the parties for all purposes herein.

IN WITNESS WHEREOF, the undersigned have executed this Assignment of Shares to be effective as of the Effective Date.

ASSIGNOR

/s/ Gerald Brock
Gerald Brock

Agreed and accepted by:

WINDTAMER CORPORATION

By:	/s/ William Schmitz
William Schmitz
Chief Executive Officer